Exhibit 4.6

FOR THE PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000.00 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $622.49, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $858.76, THE ISSUE DATE IS DECEMBER 16, 2004, AND THE YIELD TO MATURITY IS 9.625%, COMPOUNDED SEMIANNUALLY.

Form of Note(1)

(FACE OF NOTE)

CDRV INVESTORS, INC.

9 5/8% Senior Discount Notes Due 2015

CUSIP No. [•](2)[•](3)
No.                  $

CDRV Investors, Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Company”), promises to pay to                                 , or registered assigns, the principal sum of $                                 ([                                ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)](4) (the “Principal Amount”) on January 1, 2015.

The Notes have an initial accreted value of $622.49 per $1,000 principal amount at maturity.  The Accreted Value of this Note will increase from the Issue Date until January 1, 2010 at a rate of 9 5/8% per annum, compounded semiannually, such that the Accreted Value will equal the principal amount at maturity on such date.

No cash interest will accrue on this Note prior to January 1, 2010.  Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from January 1, 2010.  The Company promises to pay interest semiannually on January 1 and July 1 in each year, commencing July 1, 2010, at the rate of 9 5/8% per annum[, except that interest, if any, accrued on this Note for periods prior to the date on which the Initial Note was surrendered in exchange for this Note will accrue at the rate or rates borne by such Initial Note from time to time during such periods](5), until the Principal Amount is paid or made available for payment;

(1)                                  Insert any applicable legends from Article II.

(2)                                  Include only for Initial Note.

(3)                                  Include only for Exchange Note.

(4)                                  Include only if the Note is issued in global form.

(5)                                  Include only for Exchange Note.

provided that on any Interest Payment Date, interest shall be payable only to the extent of funds actually available for distribution by VWR International and in turn any Intermediate Holdcos to the Company under applicable law and under Section 409(a), as in effect on the Issue Date, of each VWR Notes Indenture (net of all taxes on, and expenses relating to, any such distribution), as reasonably determined by the Board of Directors in good faith, such determination to be conclusive and binding for all purposes.  The amount of interest that would otherwise have been payable on any interest payment date but for the proviso to the immediately preceding sentence shall not be due or payable on such interest payment date and shall instead continue to accrue (such interest, the “Deferred Interest”).  Deferred Interest on the Notes will bear interest at the rate of 9 5/8% per annum, compounded semiannually, until paid in full.  The Company will be obligated to pay any Deferred Interest, including interest on any Deferred Interest, on any subsequent Interest Payment Date when funds sufficient to pay such amounts are actually available for distribution to the Company as aforesaid.  In any event, all Deferred Interest and accrued interest thereon must be repaid on or prior to the maturity of the Notes.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for (to the extent due and payable), on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the December 15 or June 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest (to the extent due and payable) not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

[The Holder of this Note is entitled to the benefits of the Exchange and Registration Rights Agreement, dated December16, 2004, among the Company and the initial purchasers named therein (the “Registration Rights Agreement”).](6)(7)

Payment of the principal (or Accreted Value) of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

(6)                                  Include only for Initial Note when required by the Registration Rights Agreement.

(7)                                  For an Initial Additional Note, add any similar provision, if any, as may be agreed by the Issuers with respect to additional interest on such Initial Additional Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CDRV INVESTORS, INC.

By
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION
As Trustee

By
Authorized Officer

Dated:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 9 5/8% Senior Discount Notes Due 2015 of the Company (herein called the “Notes”), issued under an Indenture, dated as of December 16, 2004 (herein called the “Indenture,” which term shall have the meanings assigned to it in such instrument), among the Company, as issuer, and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  Additional Notes may be issued under the Indenture which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain senior Subsidiary Guarantees made for the benefit of the Holders.  Reference is made to Article XIII of the Indenture for terms relating to such Subsidiary Guarantees, including the release, termination and discharge thereof.  Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Subsidiary Guarantee or any such release, termination or discharge.

The Notes will be redeemable, at the Company’s option, in whole or in part, and from time to time on and after January 1, 2010 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address in accordance with the Indenture.  The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control.  The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount at maturity), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Period	Redemption Price
2010	104.813%
2011	103.208%
2012	101.604%
2013 and thereafter	100.000%

In addition, at any time and from time to time on or prior to January 1, 2008, the Company at its option may redeem Notes in an aggregate principal amount at maturity equal to up to 35% of the aggregate principal amount at maturity of Notes (including the principal amount at maturity of any Additional Notes), with funds in an equal aggregate amount not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of Accreted Value thereof) of 109.625%; provided, however, that an aggregate principal amount at maturity of Notes equal to at least 65% of the aggregate principal amount at maturity of Notes (including the principal amount at maturity of any Additional Notes) must remain outstanding after each such redemption.  The Company may make such redemption upon notice mailed by first-class mail to each Holder’s registered address in accordance with the Indenture (but in no event more than 180 days after the completion of the related Equity Offering).  The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.  Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the completion of the related Equity Offering.

At any time prior to January 1, 2010, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of the date of redemption or purchase. Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address in accordance with the Indenture.  The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control.

The Indenture provides that, upon the occurrence of a Change of Control, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of such repurchase; provided, however, that the Company shall not be obligated to repurchase Notes in the event it has exercised its right to redeem all the Notes as described above.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal (or Accreted Value) of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount at maturity of the Notes at the time Outstanding to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount at maturity of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount at maturity of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee reasonable security or indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount at maturity of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal (or Accreted Value) hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal (or Accreted Value) of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount at maturity, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000.00 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount at maturity of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company,  any other obligor in respect of this Note, the Trustee and any agent of the Company, such other obligor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor upon this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No director, officer, employee, incorporator or stockholder, as such, of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation.  Each Holder, by accepting this Note, hereby waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE SUBSIDIARY GUARANTEES, IF ANY.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

[Check One

☐ (a)                   this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐ (b)                  this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.](8)

Date:

(8)                                  Include only for an Initial Note or an Initial Additional Note, in accordance with the Indenture.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive
officer](9)

(9)                                  Include only for an Initial Note or an Initial Additional Note, in accordance with the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 411 or 415 of the Indenture, check the box:  [    ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 411 or 415 of the Indenture, state the amount (in principal amount at maturity) below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount at Maturity of this Global Note	Amount of increases in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note following such decreases or increases	Signature of authorized officer of Trustee or Notes Custodian